Exhibit 99.1

Company Contact: Michael C. Boyd, CEO 800-289-6863	Porter, LeVay & Rose, Inc. Marlon Nurse, V.P./Investor Relations 212-564-4700

FOR IMMEDIATE RELEASE

LONGPORT, INC. ANNOUNCES RECEIPT OF $1.5 MILLION OF
LOANS AND EQUITY INVESTMENT

GLEN MILLS, PA — August 8, 2006 — Longport, Inc. (OTC PK: LPTI), a medical technology specialist in high frequency high resolution ultrasound imaging, today announced receipt of $1.5 million in financing.  This investment consists of both an equity and debt component of approximately $400,000 and $1,100,000, respectively.

The financing was provided by a long-term equity holder and supporter of the Company, the First Baptist Church of Southwest Broward, Florida.  The detailed terms of this investment can be found in a Form 8-K, filed today with the SEC.  In summary:

•                  The Shareholder has loaned the Company $430,000 in installments since March 15, 2006.  These loans, together with the related accrued interest (at 12% per annum), have been converted into the Company’s common stock at $.10 per share.  The Company will issue 4,422,800 common shares to the Shareholder as a result of this conversion.

•                  The Shareholder has loaned the Company a further $1,057,792, due on July 31, 2008, with interest at 12% per annum, such interest to be payable monthly in advance.  In addition, the Shareholder has the option to loan an additional $500,000 no later than July 31, 2007.  The entire amount of this loan is convertible into Longport, Inc. common stock at $.20 per share for the term of the loan.

•                  The Shareholder will receive one warrant to purchase one share of the Company’s common stock at $.30 per common share.  These Warrants will expire five (5) years after the receipt of the loaned funds.

•                  The outstanding loan is secured by substantially all of the assets of the Company.

This financing will be used to conclude clinical studies underway in the fields of pressure ulcer prevention and skin cancer assessment, and to provide additional working capital. The Company believes the data from these studies will help validate both the clinical and financial benefits of its technology.

As part of Longport’s strategy of increasing end-user awareness of its technology and to expand its dialogue with its target markets, the company is attending three events over the next few months:

•                  North Carolina Health Care Facilities Association, Grand Dunes, SC, August 8-11, 2006.  In addition to exhibiting at this event, Longport’s Director of Clinical Support, Connie Phillips-Jones, has been invited to present at a session entitled Technology at the Bedside — Advancing & Enhancing Clinical Care.

•                  Clinical Symposium on Advances in Skin & Wound Care, Colorado Lake Resort, FL, September 28-October 1, 2006, booth #718.

-more-

•                  Annual Meeting of the American Society of Dermatologic Surgeons (ASDS), Palm Desert, CA, October 26-28, 2006.  This will be the first dermatology meeting that Longport will attend to showcase its very high resolution probes, which operate at frequencies as high as 50MHz.

About Longport, Inc.

Longport, Inc. of Glen Mills, Pennsylvania, is a medical technology company that specializes in high resolution ultrasound imaging. After several years and a multi-million dollar investment in the technology, Longport has secured patents, copyrights, and FDA permission to market. The Company’s technology has been used to engineer a unique high resolution ultrasound imaging system.  For further information please contact Longport, Inc. at 1-800-289-6863 or visit our website at www.longportinc.com.

Forward-looking Information and the Private Securities Litigation Reform Act of 1995

Certain statements in this press release, including statements concerning product development milestones and anticipated events, are “forward-looking statements” within the Private Litigation Reform Act of 1995.  Forward Looking Statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect Longport’s actual results include, among others, uncertainties as to the Company’s ability to manage potential problems, delays or anticipated expenses, including problems, delays or expenses involving manufacturing.  Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only to the date of this release.  Reference is made to Longport’s 2004 annual report on Form 10-K filed with the Securities and Exchange Commission for a more definitive description of such factors.  Longport, Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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